CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY
BEFORE EXECUTING THIS AGREEMENT

This Confidential Separation Agreement, Waiver, and Release (the “Agreement”) is a contract between Wouter T. van Kempen (“Employee”) and DCP Services, LLC (the “Company” and together with the Employee, the “Parties”). Employee and the Company wish to separate on an amicable basis. Employee’s termination date was January 1, 2023 (the “Termination Date”).

THEREFORE, in consideration of the foregoing and this Agreement’s mutual promises, the sufficiency of which is acknowledged, the Parties agree as follows:

1. TERMINATION FROM EMPLOYMENT AND PAYMENT OF WAGES THROUGH THE TERMINATION DATE.

(a) Payment of Wages. The Company paid Employee’s wages and compensation earned through the Termination Date, and any accrued and unused vacation pay accrued through the Termination Date, less any previously agreed upon or lawfully authorized deductions or offsets. For avoidance of doubt, wages, vacation, and all other compensation are earned or accrued only through the last day worked, which is the date immediately prior to the Termination Date.

(b) No Other Consideration Due. Employee acknowledges and agrees that except as expressly set forth in this Agreement, Employee is entitled to no other wages, vacation pay, sick pay, bonuses, incentive pay, benefits or other compensation. Employee also acknowledges and agrees that without signing this Agreement, Employee would not be entitled to the consideration from the Company as described in Section 2 below.

2. CONSIDERATION FROM THE COMPANY.

(a) Separation Payment. The Company will pay Employee severance pay in the amount of $3,112,668.42 (the “Separation Payment”), less applicable taxes and withholdings and any lawfully authorized deductions or offsets, provided Employee has timely signed this Agreement on or after the Termination Date but within the Consideration Period in Section 5(b) below, Employee does not timely revoke the Agreement pursuant to Section 5(c) below, Employee has returned all Company property and information as required by Section 3(g) below, and Employee complies with all other terms of this Agreement, including, but not limited to, all confidentiality, non-disparagement and non-solicitation provisions of this Agreement (collectively, “Payment Conditions”). The Separation Payment will be delivered to the Employee’s last known address within twenty-one (21) business days after the Effective Date (as defined below in Section 5(c)).

(b) Outplacement Services. If Employee complies with the Payment Conditions, Employee will be eligible for outplacement services for 300 credits through a service provider selected by the Company.

(c) Other Employee Benefits. Except for those benefits and programs described in this Agreement or as otherwise required by applicable law, Employee’s participation (if any) in and rights (if any) under any Company employee benefit plan or program will be governed by the terms and conditions of such plans and programs and applicable law, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason.

(i) If Employee complies with Payment Conditions, Employee’s termination of employment under this release will be considered a qualifying layoff under the DCP Services, LLC Short-Term Incentive Plan (effective January 1, 2012) and any successor plans (provided Employee is a participant in such plan as of the Termination Date) and the terms and conditions thereof will continue to govern. Due to the qualified layoff, Employee will be eligible for the 2022 incentive payment, based on employee’s actual earnings received in the year and in accordance with the satisfaction of company performance conditions under the plan.

(ii) If Employee complies with Payment Conditions, Employee’s termination of employment under this release will be considered a qualifying layoff under the DCP Midstream, LP 2016 Long-Term Incentive Plan (as amended on March 27, 2022), and any successor plans (provided Employee is a participant in such plan as of the Termination Date) and the terms and conditions thereof will continue to govern. Due to the qualified layoff, Employee (a) will become vested in any time-vested units granted before 2021 and held at least one year as of the Termination Date and will contingently vest in any performance units granted before 2021 and held at least one year as of the Termination Date, and (b) will become vested in any 2021 or 2022 time-vested units held at least 180 days as of the Termination Date and will contingently vest in any 2021 or 2022 performance units held at least 180 days as of the Termination Date, as defined in the grant agreements. Any time-vested units will be delivered in DCP common units via the Shareworks platform but will be held and unavailable until the earlier of the normal vesting date or six months. Any payment of performance units will occur after the performance period ends and company performance is assessed in accordance with the terms of the applicable grant agreements.

(d) Unemployment. The Company will not contest Employee’s claim to unemployment compensation. The Company may state what Employee is receiving or has received as severance and other consideration under this Agreement.

(e) Insurance Coverage Eligibility.

(i) Employee’s eligibility to participate in any of Company’s Medical, Dental, and Vision benefit plans will terminate on the Termination Date.

(ii) Employee may elect to participate in Medical, Dental, and Vision benefits in conjunction with continued insurance coverage available to Employee under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). COBRA coverage for the Employee generally continues for eighteen (18) months or until Employee becomes covered under another group health plan (the “COBRA Period”). Employee will be mailed a COBRA packet at Employee’s last known address. Such packet will contain additional information about the Employee's COBRA rights and responsibilities. Employee must be otherwise eligible for COBRA coverage, and positively elect COBRA in order to take advantage of COBRA coverage. If Employee elects COBRA coverage and complies with the Payment Conditions, the Company will pay the monthly amount towards the cost of COBRA coverage such that the cost of Employee’s health care coverage in place as of the Termination Date will continue at active rates for 18 month(s) or until the earliest of the following occurs: (1) Employee becomes eligible to receive group health insurance from another employer’s group health plan or a spouse’s employer plan, (2) COBRA coverage is terminated for any reason, or (3) the expiration of the applicable maximum COBRA Period for the Employee. If Employee is entitled to Medicare, the COBRA plan pays secondary to Medicare; therefore, Employee should enroll in Medicare Parts A and B in order to get full benefits under COBRA. If Employee is identified as a highly compensated individual, the payments will be made on an after-tax basis and such payments will be grossed up for applicable tax withholding. If Employee continues COBRA coverage after payments under this Section 2(e)(ii) terminate, Employee shall pay the full cost of COBRA coverage for the remainder of the COBRA Period or for so long as Employee desires to continue eligible COBRA coverage. Employee shall inform the Company about the terms and conditions of any employment after the Termination Date and the corresponding benefits available from such employment as well as any available coverage under a spouse’s employer plan within ten (10) days of attaining eligibility to enroll in such coverage.

(f) Dependent Care or Medical Flexible Spending Account, Other Insurance Coverage.

(i) Any active Dependent Care or Medical Flexible Spending Account participation will cease on the Termination Date except, with respect to the Medical Flexible Spending Account, to the extent COBRA is available and elected by the Employee and participation is continued.

(ii) Any group long-term disability insurance coverage, Group Life and Accidental Death and Dismemberment Insurance Coverage will cease on the Termination Date. Conversion of any employee and spouse life insurance to an individual whole life policy or policies or porting the coverages to a term life policy or policies (at Employee’s expense) must be accompanied by an application submitted by Employee to the carrier within 31 days of the termination of insurance coverage. Employee will be mailed a packet containing documents to convert or port employee and spouse life insurance policies.

(iii) Any Critical Illness, Accident or Hospital Indemnity voluntary coverage will cease on the Termination Date. Employee may elect to continue coverage at Employee’s expense. Employee will be mailed a packet containing documents to continue coverage and initiate direct billing.

(iv) Any Group Legal voluntary coverage will cease on the Termination Date. Employee must contact carrier directly at 1-800-GET-MET8 within 30 days of Termination Date to continue coverage.
3. EMPLOYEE'S AGREEMENTS.

(a) Release of All Claims. The term “Releasee” or “Releasees” shall be construed as broadly as possible and includes: the Company and each of the Company’s divisions, subsidiaries, owner companies, successors and affiliates, and their former or current agents, joint venture members, stockholders, directors, officers, employees, and all other persons acting by, through, under or in concert with any of them. In exchange for the Company’s consideration, Employee fully releases and discharges the Releasees from all claims, actions and causes of action of any kind, known or unknown, which Employee may presently have or claim to have against any Releasee including, but not limited to, all contract claims; all wrongful discharge or employment claims; all tort claims; all claims arising under the United States or any state constitution; all claims arising under any civil rights or employment laws or regulations (whether federal, state or local); any federal or state whistleblower laws or statutes; any claims based on Company policies or agreements, including severance policies or agreements to provide notice; and any claims to attorneys’ fees or costs. Without limiting the foregoing, the waiver and release of claims includes, but is not limited to, all claims under the Equal Pay Act, Employee Retirement Income Security Act, Age Discrimination in Employment Act (ADEA), Older Workers Benefit Protection Act (OWBPA), Rehabilitation Act, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Family and Medical Leave Act, Fair Labor Standards Act, Fair Credit Reporting Act, Worker Adjustment Retraining and Notification Act, Sarbanes-Oxley Act, Immigration Reform and Control Act, Occupational Safety and Health Act, the National Labor Relations Act, and the Colorado Wage Payment Act (and any other state wage payment law). Notwithstanding the foregoing, Employee does not waive or release workers’ compensation claims or claims for unemployment benefits. Employee agrees that while nothing in this Agreement shall limit Employee’s right to file a future charge with any federal, state, or local governmental agency relating to Employee’s employment with Company and/or participate in a future action relating to such employment, whether brought by an agency or by another on Employee’s behalf, Employee expressly waives by this Agreement the right to recover monetary damages and any other relief from Company personal to Employee if such charge or lawsuit is pursued. By entering into this Agreement, Employee is not waiving any rights or claims that may arise after the date on which Employee executes this Agreement.

(b) Filed and Non-Assignment of Claims. Employee has not filed any charge or claim or any part or portion thereof. Employee has not assigned or transferred any claim or any part or portion thereof.

(c) Representations. Employee represents and warrants that Employee was permitted by the Company to take all leave to which Employee was entitled, Employee was properly classified as exempt from overtime (if Employee was so classified), Employee has been properly paid for all time worked while employed by the Company and Employee has received all benefits to which Employee was or is entitled. Employee represents and warrants that Employee knows of no facts and has no reason to believe that Employee’s rights under the Fair Labor Standards Act, the Family and Medical Leave Act, or Colorado Wage Payment Act (or any other state wage payment law) have been violated.

(d) Confidentiality of Agreement. Employee shall keep the terms and conditions of this Agreement strictly confidential and shall not disclose them to anyone other than Employee’s spouse, legal or tax advisors, or as may be required by law. Employee shall obtain the agreement of any spouse, or any legal or tax advisor to be bound by this confidentiality provision prior to disclosing the terms or conditions of this Agreement. If Employee is asked about the terms of this Agreement, Employee may state only that Employee and the Company have separated the employment relationship on an amicable basis.

(e) Confidential Information. Employee acknowledges that if Employee signed an agreement with Company restricting Employee’s post-employment activities in any way, such agreement remains in effect, and nothing in this Agreement is intended to or does limit in any way the restrictions set forth in such agreement. In the course of Employee’s employment with the Company, Employee has received Confidential Information concerning the Company. “Confidential Information” means all scientific, technical, financial, marketing, product, employee and business information of the Company, which is of a confidential, trade secret or proprietary character and which has been developed by the Company or by Employee (alone or with others) or to which Employee has had access during employment. Some examples of Confidential Information include, but are not limited to: (1) inventions, discoveries, concepts and ideas (whether patentable or not) relating to the markets, products and services or potential markets, products and services of the Company; (2) the terms of any agreements, draft agreements or other legal documents; (3) information concerning employees, including salary information; (4) scientific or technological information related to the Company’s markets, products and services, including but not limited to formulas and processes; (5) the Company’s software and computer programs and interface programs and improvements thereto and access codes and passwords, electronic codes or other coding; (6) the Company’s technology, research, trade secrets and know-how; (7) the Company’s sales techniques, product development, projections, sales records, contract terms, business plans, sales tools, and product and service pricing information; (8) the Company’s customer lists or names and addresses and other information concerning customers and potential customers, including information concerning customer requirements, customer contacts and decision-makers and decision-making processes, customer budgeting processes, customer business processes and information processing techniques, customer marketing strategies and business plans; (9) the Company’s marketing strategies, product and market development strategies, strategic business plans and market information; and (10) financial analysis, financial data and reports, financial projections, profits, margins, and all other financial information. Confidential Information does not include information that is or becomes known to the general public through lawful means. Employee agrees that all Confidential Information is the sole property of the Company. Employee shall maintain all such information in the strictest confidence and will not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any Confidential Information, regardless of its form, without the prior written consent of Employer. Employee shall take reasonable precautions to protect the inadvertent disclosure of such information. All duties and obligations set forth in this section shall be in addition to those which exist under statute and at common law, and shall be in addition to any existing and continuing obligations arising under any agreements or documents executed by Employee during Employee’s employment with the Company. Notwithstanding the foregoing, Employee understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order. Nothing in this Agreement shall prohibit disclosure of information that arises from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct.

(f) Injunctive and Other Relief. If Employee breaches or threatens to breach the Employee’s obligations in this Agreement, the Company will be irreparably harmed and it therefore has the right to injunctive relief, in addition to any other relief or damages allowed by law. If the Company has reason to seek injunctive or other legal relief to enforce this Agreement, it may suspend or terminate any Separation Payment or other consideration otherwise payable to Employee at that time, and may seek recovery of any Separation Payment or other consideration paid to Employee at that time. If the Separation Payment or other consideration to be paid is suspended, terminated or recovered, the Employee’s release of claims under this Agreement will remain in full force and effect.

(g) Return of Company Property. Employee has returned (and has not retained any copies in any form) all Company documents and information (including all Confidential Information and any other information stored on personally owned computer hard drives, floppy disks or other format), and any vehicles, badges, pagers, computers, equipment, or other property belonging to the Company, other than Company cell phones and iPads, which must be transferred to a personal account. Employee certifies by signing this Agreement that Employee has returned to the Company all versions of source codes, plans, designs and other Company intellectual property in Employee’s possession, and that Employee has destroyed and not retained any source codes or other Company intellectual property on Employee’s home computer or in any other form.

(h) Non-Solicitation. Employee shall not, for a period of twelve (12) months after the Termination Date, actively solicit or induce any employee of the Company to terminate his or her employment with the Company in favor of any other employer, person or entity, or interfere in any way with an employee’s relationship with the Company. Notwithstanding the foregoing, this provision shall not prevent Employee from participating in recruitment or hiring efforts of another company provided that Employee has not actively initiated contact intended to solicit Company employees.

(i) Non-Disparagement. Employee shall not criticize, denigrate or otherwise disparage the Company or any other Releasee.
(j) Report of Misconduct. Employee has had the opportunity to notify appropriate personnel within the Company of any violation or potential violation of any laws or regulations or any other misconduct by the Company or any of its management personnel or other representatives in the course of their duties on behalf of the Company. To the extent Employee is aware of any such misconduct, Employee has reported it to appropriate Company personnel. If Employee subsequently becomes aware of any such misconduct, Employee will notify the ethics hotline operated by My Safe Workplace (1-866-334-8816) or the General Auditor.

(k) Reemployment with the Company. Employee agrees that if Employee applies for employment with the Company after receiving any benefits pursuant to this Agreement, Employee may be required to repay some or all of the benefits received pursuant to this Agreement and the DCP Services, LLC Executive Severance Plan as a condition of being hired by the Company as provided in the DCP Services, LLC Executive Severance Plan.

(l) Cooperation. Employee acknowledges and agrees that the Employee will cooperate and be reasonably available to the Company in connection with any administrative, judicial, or other legal proceedings in which the Company becomes involved. This cooperation will include, without limitation, assisting the Company and the Company’s lawyers in preparing for, and responding to, administrative proceedings, depositions, discovery responses, and subpoenas (including, without limitation, document location, review, and production), court proceedings, or other legal proceedings. In any such administrative, judicial, or other legal proceeding, Employee shall testify truthfully.

4. DENIAL OF ANY LIABILITY.

The Company denies any liability to Employee. The Parties agree that this Agreement may not be used as evidence; does not constitute an adjudication or finding on the merits; and is not, and shall not be construed as, an admission by the Company of a breach of any contract or agreement; a violation of the Company’s policies and procedures; or a violation of any state or federal laws or regulations. After execution (including signatures by both Employee and the Company), this Agreement may be introduced in evidence to enforce its terms.

5. OPPORTUNITY TO CONFER - OLDER WORKERS' BENEFIT PROTECTION ACT NOTICES.

(a) Opportunity to Confer. The Company advises Employee to confer with an attorney of Employee’s own choosing before entering into this Agreement. Employee represents that Employee has had a full opportunity to confer with an attorney and, if Employee has not done so, Employee has knowingly and voluntarily waived the right to confer with an attorney before entering into this Agreement.

(b) Opportunity to Consider. Employee may take up to forty-five (45) days (the “Consideration Period”) to consider whether to execute this Agreement. If Employee signs this Agreement prior to the expiration of the Consideration Period, Employee represents that Employee fully understands that Employee has been given the Consideration Period to consider whether to enter into this Agreement and has knowingly and voluntarily waived that opportunity.

(c) Opportunity to Revoke and Effective Date. Employee has the opportunity to revoke this Agreement within seven (7) days after signing it (“Revocation Period”), by delivering a written revocation to the Director of HR Operations at GLPhifer@dcpmidstream.com. If this Agreement is timely revoked by Employee, it will be revoked in its entirety. This Agreement shall become effective on the eighth day after the Revocation Period has passed without revocation (the “Effective Date”), assuming Employee timely executed the Agreement.

(d) Additional Information. The Company has provided Employee with information concerning the positions and ages of persons considered for and selected for discharge (see Exhibit A, incorporated by reference). Employee agrees that the Company’s disclosures are sufficient for Employee to knowingly and voluntarily waive any claim of age discrimination and that such disclosures comply with the requirements of the Older Workers Benefit Protection Act.

6. COMPLETE AGREEMENT.

This Agreement, including Exhibit A, together with the DCP Services, LLC Executive Severance Plan, is an integrated document. It constitutes and contains the entire agreement and understanding between the Parties, and supersedes and replaces all prior negotiations and all agreements concerning the subject matters hereof, except as otherwise expressly stated in this Agreement.

7. SEVERABILITY OF INVALID PROVISIONS.

The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or application.

8. VENUE/CHOICE OF LAW/ATTORNEYS' FEES/ WAIVER OF RIGHT TO TRIAL BY JURY.

This Agreement has been negotiated within the State of Colorado and the rights and obligations of the Parties to this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to any jurisdiction’s principles of conflict of laws. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Colorado in each case located in the City of Denver and County of Denver, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party acknowledges and agrees that any controversy which may arise out of or relate to this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement. In any action brought to enforce this Agreement, the substantially prevailing party shall be awarded its, his or her reasonable legal fees (including but not limited to attorney, paralegal and expert fees and costs), to the maximum extent permitted by law.

9. NO WAIVER OF BREACH.

No waiver of any breach of any term or provision of this Agreement shall be binding unless in writing and signed by the party waiving the breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.

10. KNOWING AND VOLUNTARY WAIVER.

Employee has carefully read and fully understands all of the provisions of this Agreement. Employee knowingly and voluntarily enters into this Agreement.

11. FURTHER ASSURANCES.

The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms of this Agreement.

12. HEADINGS NOT BINDING/COUNTERPARTS/ORIGINALS AND COPIES.

The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part of or terms of this Agreement. This Agreement may be executed in counterparts. A photocopy or facsimile copy of this Agreement shall be as effective as an original.

EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT. EMPLOYEE REPRESENTS THAT EMPLOYEE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND THAT THE CONSIDERATION EMPLOYEE RECEIVES IN EXCHANGE FOR EXECUTING THIS AGREEMENT IS GREATER THAN THAT TO WHICH EMPLOYEE WOULD BE ENTITLED IN THE ABSENCE OF THIS AGREEMENT. EMPLOYEE REPRESENTS THAT EMPLOYEE IS NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS AGREEMENT. USE OF THE TERM "EMPLOYEE" IN THIS DOCUMENT DOES NOT INDICATE, CREATE, OR IMPLY AN EMPLOYER-EMPLOYEE RELATIONSHIP AFTER THE TERMINATION DATE.

/s/ Wouter T. van Kempen January 1, 2023
Wouter T. van Kempen Date

Employee Address: ______________________

______________________________________

______________________________________

DCP SERVICES, LLC

/s/ Wendy S. Barber

Name: Wendy S. Barber
Title: VP Total Rewards & HR Shared Services
Date: December 31, 2022